Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income of $621 thousand, or $0.24 per share, for the first fiscal quarter of 2014
•	Other income for the three months ended September 30, 2013 increased by 4.7% from the same period last year
•	Total assets increased by an annualized 20.5% during the three months ended September 30, 2013
•	Average equity to average assets increased to 10.19% at September 30, 2013 from 8.45% at June 30, 2013

Minerva, Ohio— November 1, 2013 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $621 thousand for the first fiscal quarter of 2014, an increase of $6 thousand, or 1.0%, from the same period last year and a decrease of $58 thousand, or 8.5%, from the previous quarter of June 30, 2013. Earnings per share for the first fiscal quarter of 2014 were $0.24 compared to $0.30 for the same period ended September 30, 2012. Earnings per share declined for the first fiscal quarter of 2014 as a result of the additional 655,668 outstanding shares issued for the rights offering that was completed in July 2013.

Assets at September 30, 2013 totaled $361.2 million, an increase of $17.7 million from June 30, 2013. Securities increased by $15.8 million, with this growth being funded by a $4.6 million increase in deposits and by a $9.7 million increase in shareholders’ equity. The growth in shareholders’ equity was primarily the result of the funds received from the rights offering that was completed in July 2013.

Ralph J. Lober, President and Chief Executive Officer, stated, “Asset growth, non-interest income, and operating expense control are all important factors in managing through the low interest rate environment that continues to hamper net interest income. The five percent increase in non-interest income compared to the same period last year reflects our focus in this area. While loan totals remain at June 2013 levels, loan commitments are expected to add to loan balances throughout the 2014 fiscal year. Additionally, our sales and marketing efforts and our focus on developing complete customer relationships have resulted in increased deposit market share in each of the three counties in which we operate.”

Net interest income for the first fiscal quarter of 2014 increased by $52 thousand from the same period last year, with interest income decreasing by $19 thousand and interest expense decreasing by $71 thousand. The net interest margin was 3.79% for the current quarter ended September 30, 2013 compared to 3.85% for the previous quarter ended June 30, 2013 and 3.94% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.10% for the three months ended September 30, 2013, a decline from 4.35% for the same period last year. The Corporation’s cost of funds decreased to 0.41% for the three months ended September 30, 2013 from 0.54% for the same period last year.

Other income increased to $695 thousand for the first quarter of fiscal year 2014 compared with $664 thousand for the same period last year. This was primarily the result of an increase of $21 thousand from the debit card interchange income and a $21 thousand increase in service charges on deposit accounts from the same period last year.

Other expenses decreased $18 thousand, or 0.6%, for the first fiscal quarter of 2014 from the same period last year. The decline in other expenses is primarily the result of lower marketing, printing and office supply expenses that were higher in the previous fiscal year due to the Jackson-Belden office that was opened July 31, 2012.

Non-performing loans were $2.5 million at September 30, 2013, compared with $1.1 million at June 30, 2013 and $2.0 million at September 30, 2012. Non-performing loans increased as a result of placing on non-accrual a $1.4 million commercial real estate credit that is well secured by two farms and multiple homes. The allowance for loan losses as a percentage of non-performing loans was 101.26% at September 30, 2013 compared with 118.32% at September 30, 2012. The allowance for loan losses as a percent of total loans at September 30, 2013 was 1.15% and annualized net charge-offs to total loans were 0.27% for the three month period ended September 30, 2013 compared with 0.04% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended
Consolidated Statements of Income	September 30, 2013	June 30, 2013	September 30, 2012
Total interest income	$3,288	$3,251	$3,307
Total interest expense	255	269	326
Net interest income	3,033	2,982	2,981
Provision for loan losses	133	166	25
Other income	695	727	664
Other expenses	2,849	2,707	2,867
Income before income taxes	746	836	753
Income tax expense	125	157	138
Net income	$621	$679	$615
Basic and diluted earnings per share	$0.24	$0.33	$0.30

Consolidated Statements of Financial Condition	September 30, 2013	June 30, 2013	September 30, 2012
Assets
Cash and cash equivalents	$11,905	$9,356	$10,633
Certificates of deposit in other financial institutions	3,195	4,175	5,645
Securities, available-for-sale	113,008	97,229	105,662
Securities, held-to-maturity	3,000	3,000	—
Federal bank and other restricted stocks, at cost	1,186	1,186	1,186
Loans held for sale	181	93	408
Total loans	216,405	217,040	202,118
Less: allowance for loan losses	2,486	2,496	2,338
Net loans	213,919	214,544	199,780
Other assets	14,834	13,906	13,651
Total assets	$361,228	$343,489	$336,965
Liabilities and Shareholders’ Equity
Deposits	$298,714	$294,107	$284,457
Other interest-bearing liabilities	22,389	18,856	21,432
Other liabilities	2,253	2,383	2,316
Total liabilities	323,356	315,346	308,205
Shareholders’ equity	37,872	28,143	28,760
Total liabilities and shareholders’ equity	$361,228	$343,489	$336,965

	At or For the Three Month Period Ended
Performance Ratios:	September 30, 2013	June 30, 2013	September 30, 2012
Return on Average Assets (Annualized)	0.70%	0.78%	0.73%
Return on Average Equity (Annualized)	6.82	9.24	8.68
Average Equity to Average Assets	10.19	8.45	8.36
Net Interest Margin (Fully Tax Equivalent)	3.79	3.85	3.94

Market Data:
Book Value to Common Share	$13.90	$13.60	$13.96
Dividends Paid per Common Share (QTD)	0.12	0.12	0.12
Period End Common Shares	2,724,388	2,068,610	2,060,743

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.27%	0.06%	0.04%
Non-performing Assets to Total Assets	0.88	0.33	0.59
ALLL to Total Loans	1.15	1.15	1.15